Exhibit 10.4

Dan C. Swander

President and Chief Operating Officer

August 6, 2002

BY EMAIL (RWRIGHT@MULTIFOODS.COM)

AND BY U.S. REGULAR MAIL

Robert S. Wright

5379 Pinyon Jay Road

Parker, CO 80134

               Subject:                  Amendment to Letter Agreement, dated August 2, 2002, between

International Multifoods Corporation and Robert S. Wright

(the “Letter Agreement”)

Dear Bob:

                Per our telephone conversations on Friday, August 2, 2002 and Monday, August 5, 2002, effective upon the date of your countersignature to this letter, the Letter Agreement shall be amended, as follows:

(1)                                  Section (A), titled “Management Incentive Plan (“MIP”) in the Letter Agreement is deleted in its entirety, and the following language is inserted in full substitution therefore:

“(A)        Management Incentive Plan (“MIP”)

Under the terms of the MIP, you will receive a target award if the sale occurs.”

(2)                                  The RELEASE AND CONFIDENTIALITY AGREEMENT attached as EXHIBIT A to the Letter Agreement is deleted in its entirety, and the RELEASE AND CONFIDENTIALTY AGREEMENT attached to this letter agreement as EXHIBIT A is inserted in full substition therefore.

(3)                                  Except as amended by this letter agreement, the terms and conditions of the Letter Agreement shall continue in full force and effect.

International Multifoods Corporation

	By:	/s/ Dan C. Swander

Dan C. Swander

Its: President and Chief Operating Officer
Accepted and agreed to on
This 12th day of August, 2002

/s/ Robert S. Wright
Robert S. Wright

EXHIBIT A

RELEASE AND CONFIDENTIALITY AGREEMENT

                In consideration of the severance benefits of $1,066,332 payable under the Letter Agreement dated August 2, 2002 (the “Letter Agreement”) between International Multifoods Corporation (the “Company”) and Robert S. Wright (“Wright”), the sufficiency of which is hereby acknowledged, Wright hereby releases the Company, and its subsidiaries and affiliates, and the current and former insurers, successors, assigns, directors, officers, agents and employees of each, from all causes of action, claims, demands, debts, contracts and agreements which he or his heirs, executors, administrators, legal representatives, successors or assigns and beneficiaries, have or may have by reason of any matter, act or thing occurring or arising prior to or on the date of this Release and Confidentiality Agreement, whether presently known or unknown (the “Release”).

                The Release applies to any cause of action, claims, demands, debts, contracts and agreements that Wright has or may have by reason of any matter, act or thing occurring or arising prior to or on the date of this Release Agreement, whether or not he now knows about them, including, without limitation, any and all claims relating to his employment with the Company and/or its subsidiaries, or Wright’s decision to voluntarily terminate his employment and retire, including, but not limited to, breach of contract claims, a breach of that certain employment letter agreement, dated July 10, 1995, between the Company and Wright, tort claims, claims for wages, bonuses or other compensation, and claims alleging violation of the Fair Labor Standards Act, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the National Labor Relations Act, the Colorado human rights laws, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Colorado Wage Act, and/or any other federal, state or local statute, law, ordinance, regulation, order, or principle of common law.

                The Release does not include any claims that the law does not allow to be waived or any claims that arise after the date on which this Release Agreement is signed by Wright.  In addition, the Release does not affect any rights that Wright has (1) under that certain letter agreement, dated August 2, 2002, between the Company and Wright, as amended by letter agreement, dated August 6, 2002, between the Company and Wright; (2) as a result of his participation in any pension, health or welfare benefit plan or plans of the Company under the terms and conditions set forth in such plan or plans as of the date of this Release Agreement; and (3) under any indemnification to which Wright is entitled under (A) the Restated Certificate of Incorporation, as amended, of the Company, (B) the Bylaws, as amended, of the Company, or (C) under any contract of insurance maintained by the Company.

                Wright covenants and agrees with the Company, that Wright will maintain in strict confidence and not disclose to any corporation, partnership or other entity or person, any confidential information including, but not limited to, any non-public information obtained by Wright relating to the Company and its subsidiaries, and its businesses, plans, organization, information systems, present and prospective customers, customer buying patterns or requirements, products, techniques, methods, cost, pricing, price methods, margins, rebates, and promotional allowances, trade secrets or any other proprietary information of the Company or any of its subsidiaries, to which Wright had access to or knowledge of during Wright’s employment by the

Company.  Wright agrees that all confidential information, trade secrets and other proprietary information of the Company and its subsidiaries, are and shall remain the property of the Company.  Wright further agrees that none of the confidential information, trade secrets and any other proprietary information of the Company and its subsidiaries, nor any part thereof, is to be removed from the premises of the Company, in original or duplicate form or transmitted verbally, by electronic means or otherwise.  Wright recognizes and acknowledges that all confidential information, trade secrets and other proprietary information of the Company and its subsidiaries are valuable to the Company and the disclosure or use of the same would cause irreparable harm to the Company.

                Wright understands that to the extent that any provision of this Release and Confidentiality Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Release and Confidentiality Agreement, and the validity and enforceability of the remainder of such provision and of this Release and Confidentiality Agreement shall be unaffected.

                Wright understands that he may have twenty-one (21) calendar days from the date that he receives this Release and Confidentiality Agreement, not counting the day upon which he receives it, to consider whether he wishes to sign this Release and Confidentiality Agreement.  If Wright does not sign this Release and Confidentiality Agreement in that period of time, the Company may or may not allow more time.  Wright agrees that if he signs this Release and Confidentiality Agreement before the end of the twenty-one (21) day period, it is because he decided that he already has had a sufficient period of time to decide whether to sign this Release and Confidentiality Agreement.

                Wright has been advised, and he understands, that he has the right to rescind this Release and Confidentiality Agreement if he notifies the Company, in writing at International Multifoods Corporation, 110 Cheshire Lane, Minnetonka, Minnesota 55305, Attention:  Ralph P. Hargrow, Vice President, Human Resources and Administration, of his decision to rescind within seven (7) days of the date that he signs this Release and Confidentiality Agreement.  Wright understands that this Release and Confidentiality Agreement shall not become effective or enforceable until the revocation period has expired.  Wright also understands that if he rescinds, he shall forfeit his rights to the severance payment.  Wright also understands that to be effective his notice of rescission must be in writing and must be delivered to the address stated above either by hand or by mail within the seven (7) day period.  If delivered by mail, the rescission must be: (1) postmarked within the seven (7) day period; (2) properly addressed to the Company; and (3) sent by certified mail, return receipt requested.

                Wright acknowledges that he has read this Release and Confidentiality Agreement and understands all of its terms and conditions.  In agreeing to sign this Release and Confidentiality Agreement, Wright signs it knowingly and voluntarily, and represents that he has not relied on any statements or explanations made by the Company, its employees or attorneys.

NOTICE TO EMPLOYEE:

The Company hereby advises Wright to consult an attorney

before signing this Release and Confidentiality Agreement.

WITNESS:

Robert S. Wright

Date Signed:

Send signed and witnessed form to:

Ralph P. Hargrow

Vice President, Human Resources and Administration

International Multifoods Corporation

110 Cheshire Lane

Minnetonka, Minnesota 55305